Exhibit 10.11
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) is entered into this 3rd day of January, 2005 (“Effective Date”) by and between CATALYST PHARMACEUTICAL PARTNERS, INC., a Florida corporation with offices located in Coral Gables, Florida (the “Company”), and CHARLES O’KEEFFE, an individual resident of the State of Virginia (the “Consultant”).
     In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
     1. Engagement.
          (a) Retention. The Company agrees to engage the Consultant and the Consultant agrees to accept such engagement to perform services for the Company as a consultant, subject to the terms and conditions of this Agreement. The parties agree that the services to be rendered hereunder will be deemed to be provided at the Company’s offices in Coral Gables, Florida, even if Consultant provides most of these services from his office in Richmond, Virginia.
          (b) Engagement Period. The initial term during which the Consultant shall serve as a consultant to the Company shall commence on the Effective Date hereof and, unless earlier terminated pursuant to this Agreement, shall continue until June 30, 2005 (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive six (6) month periods unless at least thirty (30) days prior to the expiration of the Initial Term, or any renewal term, either party hereto notifies the other party in writing of his or its intention to terminate the Agreement (the “Engagement Period”). If such notice of termination is duly given, the Agreement shall terminate at the end of the then current term.
          (c) Duties and Responsibilities. During the Engagement Period, the Consultant shall act on a part-time basis as a Senior Advisor to the Company. During the Engagement Period, the Consultant shall be instructed with respect to the Company’s requests for services by the Company’s Chief Executive Officer. Consultant shall assist the Company in its regulatory strategy, marketing issues and other corporate issues. Consultant agrees to offer services of approximately 20 hours per month.
          (d) Consulting Fee. In consideration of the Consultant’s services hereunder, during the Engagement Period, the Consultant shall receive the following consideration:
(i)	a monthly consulting fee of Five Thousand Dollars ($5,000) (the “Consulting Fee”), payable on the first day of each month: Such fee will be paid with $2,500 per month in cash and $2,500 of Company stock valued at $2.00 per share:

(ii)	the stock options described in (e) below:
          (e) Stock Options. For joining the Company’s Board of Directors and serving as a consultant, consultant shall be granted stock options to purchase shares of the Company’s authorized but unissued common stock, as follows:
(i)	five-year options to purchase 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share, which options shall vest immediately;

(ii)	the options granted hereunder shall be evidenced by a stock option agreement on the form generally used by the Company for stock option grants.
          (f) Independent Contractor. The Consultant is an independent contractor of the Company and is not entitled to any benefits or privileges given or extended by the Company to its employees. The Consultant acknowledges that he shall be responsible for the collection and payment of all withholdings, contributions and payroll taxes relating to his services.
          (g) Expenses. In addition to the Consulting Fee, during the Engagement Period, the Consultant shall be reimbursed for documented out-of-pocket expenses properly and reasonably incurred by him on behalf of or in connection with the business of the Company. Consultant shall obtain prior consent from the Company’s Chief Executive Officer for expenses exceeding $1,000.00.
          (h) Termination. At any time during the Engagement Period, the Company shall have the right to terminate the Engagement Period and to discharge the Consultant upon delivery of written notice ninety (90) days prior to the effective date of such termination to the Consultant. Upon any such termination by the Company, the Consultant shall be entitled to reimbursement of expenses properly incurred by the Consultant prior to the date of termination and not previously reimbursed. The Company shall have no further obligations hereunder from and after the date of such termination, with the exception of paragraphs 1f(ii) above and (2) below.
     2. Representations. Consultant represents and warrants to the Company as follows:
          (a) Consultant is not a party to any existing agreement which would conflict with this Agreement or prevent Consultant from providing services to Company in accordance with the terms of this Agreement.
          (b) Consultant has received all releases, consents, waivers or other permission required or necessitated by such agreements in order to permit the Consultant to enter into this Agreement.

     3. Confidentiality. The Consultant agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, the Consultant shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries or affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its subsidiaries or affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its subsidiaries or affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that the Consultant is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Consultant shall provide the Company or any of its subsidiaries or affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing the Consultant shall not at any time libel, defame, ridicule or otherwise disparage the Company.
     4. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the Chief Executive Officer, with a copy to Philip B. Schwartz, Esq., Akerman, Senterfitt & Eidson, P.A., One Southeast Third Avenue, Miami, Florida 33131; and (b) if to the Consultant, at the address listed on the signature page hereto.
     5. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     6. Assignment; Third Party Beneficiary. This Agreement, and the Consultant’s rights and obligations hereunder, may not be assigned or delegated by Consultant. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company or any successor or assign. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.
     7. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Section 4 will survive the termination for any reason of the Consultant’s relationship with the Company.
     8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     9. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.
     10. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.
[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company: CATALYST PHARMACEUTICAL PARTNERS, INC., a Florida corporation
By:	/s/ Patrick J. McEnany
Patrick J. McEnany, President

Consultant:
/s/ Charles O’Keeffe
Charles O’Keeffe

Consultant’s Address for Notices:

EXHIBIT I
Indemnification
In connection with the engagement of Consultant to advise and assist with the matters set forth in this Agreement, the Company hereby agrees to indemnify and hold harmless Consultant (hereinafter called the “Indemnified Person”), to the full extent permitted by law, from and against all losses, claims, damages, liabilities and expenses incurred by him as they are incurred (including but not limited to reasonable fees and disbursements of counsel) which: (a) are reasonably related to or arise out of actions taken or omitted to be taken (including statements made or omitted to be made) by the Company or by the Indemnified Person (i) with the Company’s consent, or (ii) in conformity with the Company’s actions or omissions in connection with Consultant’s engagement; or, (b) are otherwise reasonably related to or arise out of Consultant’s activities on the Company’s behalf under Consultant’s engagement pursuant to this Agreement.
     The Company will not be responsible, however, for any loss, claim, damage, liability or expense pursuant to clause (b) above to the extent it is finally judicially determined to have resulted from the willful misconduct or gross negligence by the Indemnified Party. The Company agrees that Indemnified Person shall not have any liability to the Company in connection with such engagement.